Exhibit 99

Investor Contact:	Mark E. Faford (203) 229-2654 mefaford@archchemicals.com

Press Contact:	Dale N. Walter (203) 229-3033 dnwalter@archchemicals.com

ARCH CHEMICALS REPORTS FULL-YEAR 2003 EARNINGS FROM

CONTINUING OPERATIONS OF $0.67 PER SHARE

Highlights:

•	Treatment sales for the fourth quarter increased approximately 36 percent over the prior year’s quarter.

•	Sales for the full-year 2003 increased approximately 11 percent over full-year 2002.

•	For the full-year 2004, sales are expected to grow by eight to ten percent and earnings per share are expected to increase in excess of 50 percent.

NORWALK, Conn., February 10, 2004 – ARCH CHEMICALS, INC. (NYSE: ARJ) announced full year sales of $1,009.1 million in 2003 compared to $905.6 million in 2002. Operating income was $39.1 million in 2003 compared to operating income of $25.0 million in 2002. Earnings per share from continuing operations were $0.67 for 2003 on $15.1 million of income compared to $0.28 per share on earnings of $6.3 million in 2002. Full year earnings per share were $1.21 for 2003 on $27.4 million of net income compared to $0.13 per share on $3.0 million of net income in 2002. Included in operating results is restructuring income of $0.6 million or $0.02 per share for 2003. 2002 includes restructuring expense of $7.6 million or $0.20 per share.

“In 2003 we were able to seize upon significant growth opportunities in our core businesses and in reducing our costs,” said Chairman, President and CEO Michael E. Campbell. “We particularly benefited from improved performance by our HTH Water Products business and strong demand for biocides used in marine paints, antidandruff shampoos and building products. In addition, we achieved substantial growth in our Wolman® E and Tanalith® E alternative wood preservatives as well as higher demand for our advanced new products in Microelectronic Materials.”

Fourth quarter sales increased approximately 21 percent to $220.1 million in 2003 compared to $182.1 million in 2002. The increase in sales was equally attributable to the acquisition of Aquachlor, higher volumes and the favorable effect of foreign currency rates. Results from continuing operations for the fourth quarter were a $0.09 loss per share on a loss of $2.1 million for 2003, compared to a loss of $0.19 per share on a loss of $4.4 million for 2002. Included in the fourth quarter of 2003 is $1.2 million of restructuring income due to reductions in restructuring reserves or earnings of $0.03 per share. Also included in the fourth quarter 2003 results is an insurance settlement of approximately $3 million for reimbursement of past and expected future repairs and maintenance expense for storm damage at one of the Company’s manufacturing facilities.

The following compares segment sales and operating income (loss) for the fourth quarters of 2003 and 2002 (including equity in earnings of affiliated companies and excluding restructuring and certain unallocated expenses of the corporate headquarters):

Treatment Products

Treatment Products reported sales of $143.8 million and operating income of $0.5 million compared with sales and an operating loss of $105.4 million and $5.8 million, respectively, in 2002.

HTH Water Products

HTH water products reported sales of $39.2 million and an operating loss of $11.6 million for 2003 compared to sales and an operating loss of $17.7 million and $17.7 million, respectively, in 2002. Sales more than doubled due to the acquisition of Aquachlor (approximately $13 million), higher North American branded (HTH® PoolifeTM) calcium hypochlorite volumes, higher branded chlorinated isocyanurates volumes and favorable foreign currency rates. Operating results improved due to the higher sales, lower manufacturing and product sourcing costs and favorable foreign currency rates. 2002 also included a charge for the write-off of the assets associated with a cancelled expansion of the J3 plant of approximately $2 million.

Personal Care and Industrial Biocides

Personal care and industrial biocides reported sales of $36.4 million and operating income of $7.4 million compared to sales and operating income of $30.8 million and $7.6 million, respectively, in 2002.

Sales were approximately 18 percent higher than 2002 due to continued strong demand for all product lines, in particular higher volumes in biocides used in building products to deter mold and mildew growth. Operating income was comparable to 2002, as the higher sales were offset by higher selling and administration costs to support growth initiatives.

Wood Protection and Industrial Coatings

Wood protection and industrial coatings reported sales of $68.2 million and operating income of $4.7 million compared to sales and operating income of $56.9 million and $4.3 million, respectively, in 2002.

Sales increased approximately 20 percent over the prior year due principally to the favorable effect of foreign currency rates (approximately 12 percent) and increased sales of Wolman® E and Tanalith® E (CCA-alternative products), partially offset by lower coatings volumes. Operating income increased approximately nine percent over the prior year due to the higher sales, lower legal costs and favorable foreign currency, partially offset by increased selling and administration costs for customer conversion costs associated with CCA-alternative preservatives. Fourth quarter 2003 included a gain on the sale of warehouses of $0.5 million and 2002 included a favorable legal decision in a 1994 raw material spillage lawsuit of approximately $1.9 million.

Microelectronic Materials

Microelectronic Materials reported sales of $36.6 million and operating income of $1.6 million for 2003 compared to sales of $36.4 million and operating income of $2.8 million in 2002. Sales were comparable to 2002 due to increased Asian and European sales volumes, offset by lower North American sales and lower pricing in the ancillaries business. Operating income decreased due to unfavorable foreign currency rates and lower margins from reduced pricing, partially offset by improved operating results of the Company’s FUJIFILM Arch joint venture and the reimbursement of a product litigation claim previously reserved in the third quarter of 2003.

Performance Products

Performance Products reported sales of $39.7 million and operating income of $1.4 million compared with sales and operating income of $40.3 million and $2.6 million, respectively, in 2002.

Performance urethanes sales increased approximately 10 percent over the prior year due to higher polyol volumes and higher Latin American sales due to increased economic and political stability in the region. Operating results increased due to an insurance settlement of approximately $3 million in 2003 mostly offset by increased bad debt expense and higher raw material and energy costs.

Hydrazine sales decreased approximately 31 percent due to lower propellant volumes as a result of reduced requirements from government campaigns and lower hydrate volumes, partly offset by favorable hydrate pricing. Operating income was lower than prior year primarily due to the lower sales.

Other Items

During the fourth quarter the Company adjusted its full year effective tax rate on continuing operations from 36 percent to 33 percent.

Loss on the sale of discontinued operations for the fourth quarter 2003 represents a curtailment loss of $0.5 million, net of tax, related to the pension plan of former Hickson employees due to the sale of the business.

2004 Outlook

HTH water products segment expects continued growth in the HTH® PoolifeTM brand sold to the professional pool dealer market. Continued strong demand for the biocides used in marine antifouling paint and antidandruff markets are expected in our personal care and industrial biocides segment. Wood protection is expected to continue to benefit from the conversion to CCA-alternative products. As a result, the Company anticipates that sales for the full year will increase by approximately eight to ten percent. Earnings per share are expected to range from $1.00 to $1.25 per share. Depreciation and amortization is estimated to be approximately $53 million. Capital spending is anticipated to be in the $25 to $30 million range. Pension expense and related funding are both expected to increase by approximately $5 million and $7 million, respectively, in 2004.

For the first quarter, the Company anticipates its Performance Products segment’s results to be adversely impacted by rising raw material costs. As a result, earnings per share for the first quarter of 2004 are expected to be in the $0.05 to $0.10 per share range.

“Thanks to our strategic focus on growth opportunities in our core businesses, our aggressive cost-reduction initiatives and our strong cash flow generation, Arch is well poised to capitalize on an improved global economic environment,” Mr. Campbell said. “In the year ahead, by sticking to these basics, we are confident that we can further improve our shareholder value by delivering strong top line and bottom line results while providing an attractive dividend.”

Note: All references to earnings per share above reflect diluted earnings per share.

About Arch

Headquartered in Norwalk, CT, Arch Chemicals, Inc. is a global specialty chemicals company with $1 billion in annual sales. Together with its subsidiaries, Arch has 3,000 employees and manufacturing facilities in North America, South America, Europe, Asia and Africa. Arch and its subsidiaries have leadership positions in three segments —, Treatment Products, Microelectronic Materials and Performance Products — where they serve leading customers with forward-looking solutions to meet their chemical needs. For more information, visit the Company’s Web site at http://www.archchemicals.com.

•	Listen in live to Arch Chemicals’ fourth quarter 2003 earnings conference call on Tuesday, February 10, 2004 at 11:00 a.m. (ET) at http://www.archchemicals.com.

•	If members of the public wish to access Arch’s live earnings call in a listen-only mode, dial: (800) 299-7635, passcode 32047605, in the United States or (617) 786-2901, passcode 32047605, outside the United States.

•	A telephone replay will be available from 1:00 p.m. on Tuesday, February 10, 2004 until 6:00 p.m. (ET) on Tuesday, February 17, 2004. The replay number is (888) 286-8010, passcode 53370322; from outside the United States, please call (617) 801-6888, passcode 53370322.

###

Except for historical information contained herein, the information set forth in this communication contains forward-looking statements that are based on management’s beliefs, certain assumptions made by management and management’s current expectations, estimates and projections about the markets and economy in which Arch and its various businesses operate. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “opines,” “plans,” “predicts,” “projects,” “should,” “targets,” “will,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”), which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expected or forecasted in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Future Factors which could cause actual results to differ materially from those discussed include but are not limited to: general economic and business and market conditions; lack of economic recovery in 2004 in the U.S.; lack of moderate growth or recession in European economies; increases in interest rates; economic conditions in Asia; worsening economic and political conditions in Venezuela; strengthening of the U.S. dollar against foreign currencies; customer acceptance of new products; efficacy of new technology; changes in U.S. laws and regulations; increased competitive and/or customer pressure; the Company’s ability to maintain chemical price increases; higher-than-expected raw material costs for certain chemical product lines; increased foreign competition in the calcium hypochlorite markets; lack of continued recovery in the semiconductor industry; unfavorable court, arbitration or jury decisions; the supply/demand balance for the Company’s products, including the impact of excess industry capacity; failure to achieve targeted cost-reduction programs; unsuccessful entry into new markets for electronic chemicals; capital expenditures in excess of those scheduled; environmental costs in excess of those projected; the occurrence of unexpected manufacturing interruptions/outages at customer or company plants; reduction in expected government contract orders and/or the failure to renew or extend the U.S. government contract for hydrazine propellants; unfavorable weather conditions for swimming pool use; inability to expand sales in the professional pool dealer market; and gains or losses on derivative instruments.

Arch Chemicals, Inc.

Condensed Consolidated Statements of Income (a, b)

(In millions, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2003	2002	2003	2002
Sales	$220.1	$182.1	$1,009.1	$905.6
Cost of Goods Sold (c)	161.4	129.4	721.8	640.8
Selling and Administration	58.7	53.3	239.9	217.4
Research and Development	6.2	5.7	23.6	23.0
Equity In (Earnings) of Affiliated Companies	(4.2)	(2.7)	(11.7)	(6.4)
Other (Gains) and Losses (d)	(0.5)	—	(3.0)	(1.8)
Restructuring (Income) Expense (e)	(1.2)	—	(0.6)	7.6

Income (Loss) from Continuing Operations Before Interest, Taxes and Cumulative Effect of Accounting Change	(0.3)	(3.6)	39.1	25.0
Interest Expense, net	3.9	3.8	16.5	16.0

Income (Loss) from Continuing Operations Before Taxes and Cumulative Effect of Accounting Change	(4.2)	(7.4)	22.6	9.0
Income Tax Provision (Benefit)	(2.1)	(3.0)	7.5	2.7

Income (Loss) from Continuing Operations Before Cumulative Effect of Accounting Change	(2.1)	(4.4)	15.1	6.3
Income (Loss) from Discontinued Operations, net of tax (f)	—	1.2	(1.8)	(1.8)
Gain (Loss) on Sales of Discontinued Operations, net of tax (g)	(0.5)	—	14.5	(1.5)
Cumulative Effect of Accounting Change, net of tax (h)	—	—	(0.4)	—

Net Income (Loss)	$(2.6)	$(3.2)	$27.4	$3.0

Basic Income (Loss) Per Share:
Continuing Operations Before Cumulative Effect of Accounting Change	$(0.09)	$(0.19)	$0.67	$0.28
Discontinued Operations (f)	—	0.04	(0.08)	(0.08)
Sales of Discontinued Operations (g)	(0.02)	—	0.64	(0.07)
Cumulative Effect of Accounting Change (h)	—	—	(0.02)	—

Basic Income (Loss) Per Share	$(0.11)	$(0.15)	$1.21	$0.13

Diluted Income (Loss) Per Share:
Continuing Operations Before Cumulative Effect of Accounting Change	$(0.09)	$(0.19)	$0.67	$0.28
Discontinued Operations (f)	—	0.04	(0.08)	(0.08)
Sales of Discontinued Operations (g)	(0.02)	—	0.64	(0.07)
Cumulative Effect of Accounting Change (h)	—	—	(0.02)	—

Diluted Income (Loss) Per Share	$(0.11)	$(0.15)	$1.21	$0.13

Weighted Average Common Stock Outstanding—Basic	22.6	22.5	22.6	22.5
Weighted Average Common Stock Outstanding—Diluted	22.6	22.5	22.6	22.6

Adjusted EBITDA (i)	$9.1	$9.2	$90.8	$89.1

(a)	Unaudited

(b)	As a result of the sale of the sulfuric acid business, the Company has restated prior period results to include the results of operations of the sulfuric acid business in discontinued operations in accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

(c)	The fourth quarter and full year includes an insurance settlement of $3.3 million for the reimbursement of past and future repairs of one of the Company's manufacturing locations.

(d)	Fourth quarter 2003 represents the pretax gain of the sale of treatment products warehouses. Full year 2003 also includes the pretax gain on the sales of excess land of $2.5 million. 2002 represents the pretax gain on the sale of excess land of $1.8 million.

(e)	Restructuring for the fourth quarter 2003 represents a reduction of prior year's restructuring reserves of $1.2 million. The full-year also includes severance costs of $2.5 million for headcount reductions, offset by a reduction of the prior years' restructuring reserves of $1.9 million. Restructuring for 2002 includes employee-related costs for headcount reductions and expenses related to the consolidation of several treatment products operations.

(f)	Represents the results of operations of the sulfuric acid business and the Hickson organics business, net of tax, through the date of sale of the businesses.

(g)	Fourth quarter 2003 represents an after-tax curtailment loss related to the pension plan of former Hickson employees due to the sale of the Hickson organics Castleford operations. Full year 2003 represents an after-tax gain of $16.5 million on the sale of the sulfuric acid business and an after-tax loss of $2.0 million on the sale of the Hickson organics Castleford operations. 2002 represents the after-tax loss on the sale of the organics operation located in Danville, Virginia.

(h)	Reflects the adoption of SFAS No. 143, "Accounting for Asset Retirement Obligations."

(i)	Represents earnings before interest, taxes, depreciation and amortization, excludes restructuring, cumulative effect of accounting change and unremitted earnings of 50% or less owned affiliates and includes the operating results of the Hickson organics division and the sulfuric acid business. A table reconciling Adjusted EBITDA to the GAAP measure that the Company believes to be most directly comparable, income (loss) from continuing operations before cumulative effect of accounting change, is included in an accompanying schedule to this press release.

Arch Chemicals, Inc.

Condensed Consolidated Balance Sheets

(In millions, except per share amounts)

	December 31, 2003 (a)	December 31, 2002 (c)
Assets:
Cash & Cash Equivalents	$64.8	$12.2
Accounts Receivable, Net (b)	124.9	95.5
Short-Term Investment (b)	43.3	17.9
Inventories, Net	141.6	144.7
Other Current Assets	27.9	33.2
Assets Held For Sale (c)	—	53.7

Total Current Assets	402.5	357.2
Investments and Advances – Affiliated Companies at Equity	38.2	28.5
Property, Plant and Equipment, Net	281.4	302.7
Goodwill	137.3	135.9
Other Intangibles	61.1	63.7
Other Assets	54.0	51.1

Total Assets	$974.5	$939.1

Liabilities and Shareholders’ Equity:
Short-Term Borrowings	$0.7	$2.4
Accounts Payable	139.9	131.4
Accrued Liabilities	88.5	88.6
Liabilities Associated with Assets Held For Sale (c)	—	15.7

Total Current Liabilities	229.1	238.1
Long-Term Debt	218.5	220.8
Other Liabilities	191.1	150.2

Total Liabilities	638.7	609.1
Commitments and Contingencies
Shareholders’ Equity:
Common Stock, Par Value $1 Per Share, Authorized 100.0 Shares: 22.5 Shares Issued and Outstanding (22.4 in 2002)	22.5	22.4
Additional Paid-in Capital	398.2	410.2
Retained Earnings (Deficit)	13.4	(9.5)
Accumulated Other Comprehensive Loss (d)	(98.3)	(93.1)

Total Shareholders’ Equity	335.8	330.0

Total Liabilities and Shareholders’ Equity	$974.5	$939.1

(a)	Unaudited.

(b)	The Company sells certain accounts receivable through an accounts receivable securitization program entered into in March 2002. See Form 10-K for additional information. As a result, accounts receivable have been reduced, the Company's undivided interest in such receivables has been reflected as a short-term investment and proceeds from the sales were used to pay down debt. As of December 31, 2003, the Company had not sold any participation interests in accounts receivable.

(c)	As a result of the sale of the sulfuric acid business, the Company has restated its financial statements to reflect the sulfuric acid business as an asset held for sale in accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long- Lived Assets." The Company sold substantially all the net assets of the sulfuric acid business and the Hickson organics business in the third quarter of 2003.

(d)	Includes a cumulative minimum pension liability adjustment, net of tax, of $80.5 and $61.3 million for 2003 and 2002, respectively.

Arch Chemicals, Inc.

Condensed Consolidated Statements of Cash Flows (a)

(In millions)

Years Ended December 31,	2003	2002

Operating Activities:
Net Income	$27.4	$3.0
Adjustments to Reconcile Net Income to Net Cash and Cash Equivalents Provided by Operating Activities:
Loss from Discontinued Operations	1.8	1.8
(Gain) Loss on Sales of Discontinued Operations	(14.5)	1.5
Cumulative Effect of Accounting Change	0.4	—
Equity in Earnings of Affiliates	(11.7)	(6.4)
Depreciation and Amortization	52.7	52.9
Deferred Taxes	1.3	(1.4)
Other (Gains) and Losses	(3.0)	(1.8)
Restructuring (Income) Expense	(0.6)	7.6
Restructuring Payments	(4.5)	(6.6)
Changes in Assets and Liabilities, Net of Purchase and Sale of Businesses:
Accounts Receivable Securitization Program	(33.5)	33.5
Receivables	(8.5)	22.5
Inventories	17.3	(7.7)
Other Current Assets	1.9	0.4
Accounts Payable and Accrued Liabilities	0.7	11.9
Noncurrent Liabilities	(1.0)	(1.5)
Other Operating Activities	7.9	4.9

Net Operating Activities from Continuing Operations	34.1	114.6
Change in Net Assets Held for Sale	(13.5)	(1.2)

Net Operating Activities	20.6	113.4

Investing Activities:
Capital Expenditures	(20.3)	(31.4)
Business Acquired in Purchase Transaction, Net of Cash Acquired	(2.5)	—
Proceeds From Sales of Businesses	61.2	25.0
Proceeds From Sales of Property, Plant and Equipment	2.8	2.3
Other Investing Activities	2.1	0.4

Net Investing Activities	43.3	(3.7)

Financing Activities:
Long-Term Debt Borrowings (Repayments), net	(0.7)	(69.7)
Short-Term Borrowings (Repayments), net	(1.7)	(227.3)
Issuance of Unsecured Senior Notes	—	211.0
Dividends Paid	(18.0)	(17.9)
Other Financing Activities	6.5	0.9

Net Financing Activities	(13.9)	(103.0)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	2.6	1.5

Net Increase in Cash and Cash Equivalents	52.6	8.2
Cash and Cash Equivalents, Beginning of Year	12.2	4.0

Cash and Cash Equivalents, End of Year	$64.8	$12.2

(a)	Unaudited. As a result of the sale of the sulfuric acid business, the Company has restated its financial statements to reflect the sulfuric acid business as an asset held for sale in accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The Company sold substantially all the net assets of the sulfuric acid business and the Hickson organics business in the third quarter of 2003.

Arch Chemicals, Inc.

Segment Information (a)

(in millions)

	2003
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
Sales:
Treatment Products:
— HTH Water Products	$52.6	$122.5	$75.4	$39.2	$289.7
— Personal Care and Industrial Biocides	38.3	37.5	37.1	36.4	149.3
— Wood Protection and Industrial Coatings	59.9	72.1	68.1	68.2	268.3

Total Treatment Products	150.8	232.1	180.6	143.8	707.3
Microelectronic Materials	34.9	37.6	36.5	36.6	145.6
Performance Products:
— Performance Urethanes	30.2	28.7	31.5	31.8	122.2
— Hydrazine	8.4	10.1	7.6	7.9	34.0

Total Performance Products	38.6	38.8	39.1	39.7	156.2

Total Sales	$224.3	$308.5	$256.2	$220.1	$1,009.1

Operating Income (Loss) (b):
Treatment Products:
— HTH Water Products	$3.4	$18.1	$(0.8)	$(11.6)	$9.1
— Personal Care and Industrial Biocides	7.8	7.1	7.2	7.4	29.5
— Wood Protection and Industrial Coatings	2.2	4.1	4.1	4.7	15.1

Total Treatment Products	13.4	29.3	10.5	0.5	53.7
Microelectronic Materials	(0.5)	—	0.6	1.6	1.7
Performance Products:
— Performance Urethanes (c)	(2.4)	(1.5)	(2.0)	0.5	(5.4)
— Hydrazine	0.1	0.8	0.3	0.9	2.1

Total Performance Products	(2.3)	(0.7)	(1.7)	1.4	(3.3)

	10.6	28.6	9.4	3.5	52.1
General Corporate Expenses (d)	(3.2)	(3.5)	(1.9)	(5.0)	(13.6)

Total Operating Income (Loss) before Restructuring	7.4	25.1	7.5	(1.5)	38.5
Restructuring Income (Expense)	0.8	(1.4)	—	1.2	0.6

Total Operating Income (Loss)	$8.2	$23.7	$7.5	$(0.3)	$39.1

	2002
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
Sales:
Treatment Products:
— HTH Water Products	$48.5	$114.8	$62.1	$17.7	$243.1
— Personal Care and Industrial Biocides	29.4	32.0	32.3	30.8	124.5
— Wood Protection and Industrial Coatings	52.7	61.9	61.7	56.9	233.2

Total Treatment Products	130.6	208.7	156.1	105.4	600.8
Microelectronic Materials	32.2	35.8	38.2	36.4	142.6
Performance Products:
— Performance Urethanes	31.5	31.1	28.7	28.9	120.2
— Hydrazine	8.9	11.1	10.6	11.4	42.0

Total Performance Products	40.4	42.2	39.3	40.3	162.2

Total Sales	$203.2	$286.7	$233.6	$182.1	$905.6

Operating Income (Loss) (b):
Treatment Products:
— HTH Water Products	$4.7	$15.3	$(3.3)	$(17.7)	$(1.0)
— Personal Care and Industrial Biocides	6.3	7.2	7.8	7.6	28.9
— Wood Protection and Industrial Coatings	2.3	6.1	4.1	4.3	16.8

Total Treatment Products	13.3	28.6	8.6	(5.8)	44.7
Microelectronic Materials	(4.3)	(2.4)	1.2	2.8	(2.7)
Performance Products:
— Performance Urethanes	(1.6)	0.3	0.5	(0.1)	(0.9)
— Hydrazine	1.2	1.7	—	2.7	5.6

Total Performance Products	(0.4)	2.0	0.5	2.6	4.7

	8.6	28.2	10.3	(0.4)	46.7
General Corporate Expenses (d)	(3.9)	(3.3)	(3.7)	(3.2)	(14.1)

Total Operating Income (Loss) before Restructuring	4.7	24.9	6.6	(3.6)	32.6
Restructuring Income (Expense)	(7.6)	—	—	—	(7.6)

Total Operating Income (Loss)	$(2.9)	$24.9	$6.6	$(3.6)	$25.0

(a)	Unaudited. Restated to reflect new reporting segments.

(b)	Includes equity in earnings (losses) of affiliated companies.

(c)	The fourth quarter and full year includes an insurance settlement of $3.3 million for the reimbursement of past and future repairs of one of the Company's manufacturing locations.

(d)	Includes certain general expenses of the corporate headquarters that are not allocated to the business segments, including costs associated with the Company's accounts receivable securitization program. Third quarter and full year 2003 also includes the gain on the sale of land of $2.5 million.

Arch Chemicals, Inc.

Reconciliation of GAAP to Non-GAAP Information (Unaudited):

(In millions)

	Three Months Ended December 31,		Years Ended December 31,
	2003	2002	2003	2002
Adjusted EBITDA:
Income (Loss) from Continuing Operations Before Cumulative Effect of Accounting Change	$(2.1)	$(4.4)	$15.1	$6.3
Add (deduct):
Interest Expense, net	3.9	3.8	16.5	16.0
Income Tax Provision (Benefit)	(2.1)	(3.0)	7.5	2.7
Depreciation and Amortization	13.6	12.6	52.7	52.9
Dividends from Affiliated Companies	1.2	0.2	6.7	3.3
Equity In (Earnings) of Affiliated Companies	(4.2)	(2.7)	(11.7)	(6.4)
Restructuring (Income) Expense	(1.2)	—	(0.6)	7.6
Discontinued Operations Adjusted EBITDA (a)	—	2.7	4.6	6.7

Adjusted EBITDA	$9.1	$9.2	$90.8	$89.1

(a) Discontinued operations adjusted EBITDA is calculated as follows:

Income (Loss) from Discontinued Operations, net of tax	$—	$1.2	$(1.8)	$(1.8)
Add (deduct):
Restructuring (Income) Expense	—	—	(0.1)	1.9
Impairment	—	—	4.0	—
Reserve for Hickson & Welch Estimated Losses (b)	—	—	—	1.4
Hickson and Welch Losses offset against reserve	—	—	—	(1.4)
Retention Charges	—	—	—	0.4
Interest Expense, net	—	0.5	0.8	2.0
Income Tax Provision	—	0.1	0.3	0.4
Depreciation	—	0.9	1.4	3.8

Discontinued Operations Adjusted EBITDA	$—	$2.7	$4.6	$6.7

(b)	In accordance with APB No. 16, the Company estimated the net future results of operations through the third quarter 2002.